December 3, 2010

Mr. Steve Glover
XXX XXXXXX
XXXX, XX XXXXX

RE:           Separation and Release Agreement

Dear Steve:

As you know, your employment with Insmed Incorporated (the “Company”) is being terminated in connection with the merger by and between the Company and Transave, Inc. (the “Merger”), and such termination is deemed to be a Qualifying Termination pursuant to Section 5 of that certain Agreement, dated June 22, 2007, between you and the Company (the “Change in Control Agreement”).  To ensure that your separation from the Company occurs on mutually acceptable terms, this separation and release agreement will summarize the terms and conditions surrounding your separation including, without limitation, the compensation and benefits that will be provided to you.

Termination Date

The effective date of the termination of your employment is December 1, 2010 (“Termination Date”).  Whether or not you choose to sign this separation and release agreement, the Company will pay to you within 30 days after the Termination Date any unpaid compensation you have earned through the Termination Date (less applicable withholding and employment taxes).

Severance Benefits

Since the termination of your employment with the Company is deemed to be a Qualifying Termination, the following shall apply in accordance with Sections 8 and 10 of the Change in Control Agreement solely in the event that you choose to sign this Agreement in accordance with Section 8(a) of the Change in Control Agreement:

•
On the first payroll date after the release is signed, providing it is signed within 45 days from the date of this letter, the Company shall pay you, in a lump sum cash payment, an amount equal to $425,250 (less applicable withholding and employment taxes), which represents the sum of 1 times your highest annual base salary rate while an employee of the Company plus a pro rated bonus amount calculated by multiplying your annual base salary by the maximum bonus potential for 2010 (the “Cash Severance Amount”);

•
As of the Termination Date, the Company will continue, under the terms as may be in effect from time to time, your current health, dental, life insurance, D&O insurance and the other fringe benefits for you and your family equal to what would have been provided to you had your employment not been terminated until the eighteen (18) month anniversary of the Termination Date (the “Continuation Period”); provided that (i) the benefits provided during your taxable year may not affect the benefits provided to you in any other taxable year; (ii) reimbursement of any eligible expenses must be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, and (iii) the right to such continued coverage is not subject to liquidation or exchange for another benefit. This Continuation Period shall constitute coverage continuation period required under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); and

•
On and after the Termination Date, the Company will provide outplacement services to you through one or more outside firms chosen by you up to an aggregate of $10,000, which such services to extend until the earlier of (i) the twelve (12) month anniversary of the Termination Date or (ii) the date on which you secure full time employment.

For purposes of this separation and release agreement, all of the benefits described above in this section shall collectively be referred to as the “Severance Benefits”.

Equity Awards

In accordance with Section 9 of the Change in Control Agreement, as of the effective date of the Merger, all stock options held by you as of that time shall become immediately fully vested and all restrictions imposed on any restricted stock held by you as of that time shall immediately lapse in full.

With respect to any stock options held by you, you should review the individual stock option agreements to determine whether you can exercise them and, if so, the conditions under which you may exercise them.

Integration of Employment Agreement; Survival of Certain Provisions

As of the Termination Date, you acknowledge and agree that this separation and release agreement shall supersede and replace all benefits, rights and obligations under the Change in Control Agreement, other than Sections 15 (“Not Duty to Mitigate”), 16(b) (“Enforceability by Beneficiaries”), 17 (“Confidentiality”) and 18 (“Non-Competition”) which shall remain in full force and effect, and that this separation and release agreement sets forth all compensation and benefits to which you are entitled under your Change in Control Agreement.

Release Of Claims Against The Company

Release: In exchange for the Severance Benefits, you knowingly and willingly release the Company from any kind of claim you have arising out of or related to your employment and/or the termination of your employment with the Company.

This general and complete release applies to all claims for relief, whether you know about them or not, that you may have against the Company as of the date of execution of this separation and release agreement.  This release of claims includes, but is not limited to any claims under: federal, state or local employment, labor, civil rights, equal pay, or anti-discrimination laws, statutes, case law, regulations, and ordinances; federal or state Constitutions; any public policy, contract, tort or common law theory; any statutory or common law principle allowing for the recovery of fees or other expenses, including attorneys’ fees.  The claims that you are releasing include, but are not limited to, claims under: the Age Discrimination in Employment Act; Family Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Sarbanes-Oxley Act (18 U.S.C. Section 1514A), as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act of 1990, as amended.  This release does not apply to any claims that cannot be released as a matter of law, such as those that (1) arise after the date you sign this Agreement, (2) are for ERISA plan benefits, (3) may be asserted in an administrative charge filed with a governmental law or regulatory enforcement agency (although you do release any right to monetary recovery or reinstatement right in connection with any such charge) or (4) benefits due under this separation and release agreement.

Non-Disparagement and Cooperation/Assistance

Non-Disparagement: You agree that, except as permitted or required by applicable law, you will not directly or indirectly: (i) disparage or say or write negative things about the Company, its officers, directors, agents, or employees; or (ii) initiate or participate in any discussion or communication that reflects negatively on the Company, its officers, directors, agents, or employees.  A disparaging or negative statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates.  The foregoing shall not restrict or preclude you from making statements at the Company’s shareholder meetings.

Cooperation and Assistance: You agree to assist and cooperate with the Company concerning business or legal related matters about which you possess relevant knowledge or information.  Such cooperation shall only be provided at the Company's specific request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials) about which you possess relevant knowledge or information. In addition, you agree to promptly inform the Company (by telephonic or written communication to Insmed Incorporated, Legal Department, 8720 Stony Point Pkwy, Suite 200, Richmond, Virginia 23235, phone number 804-565-3051, fax 804-565-3512) if any person or entity contacts you in an effort to obtain information about the Company.

Severability; Entire Agreement; No Oral Modifications; No Waivers

If a court of competent jurisdiction determines that any of the provisions of this separation and release agreement are invalid or legally unenforceable, all other provisions of this separation and release agreement shall not be affected and are still enforceable. This separation and release agreement is a single integrated contract expressing our entire understanding regarding the subjects it addresses.  As such, it supersedes all oral and written agreements and discussions that occurred before the time you sign it except as to any obligations you may owe to the Company as described in the “Integration of Employment Agreement; Survival of Certain Provisions” section above that remain in effect.  This separation and release agreement may be amended or modified only by an agreement in writing signed by an executive officer of the Company.  The failure by the Company to declare a breach, or to otherwise assert its rights under this separation and release agreement, shall not be construed as a waiver of any of its rights under this separation and release agreement.

Governing Law

This separation and release agreement shall be governed by the laws of the State of Virginia applicable to contracts executed and performed within that State and without respect to conflict of laws principles.

Acknowledgements And Certifications

You acknowledge and certify that:

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you have read and you understand all of the terms of this separation and release agreement and are not relying on any representation or statement, written or oral, not set forth in this separation and release agreement;

•	you are signing this separation and release agreement knowingly and voluntarily;
•	you have been advised to consult with an attorney before signing this separation and release agreement;
•
you have the right to consider the terms of this separation and release agreement for 45 days; however, you do not have to take all 45 days to consider it, and if you take fewer than 45 days to review this separation and release agreement, you expressly waive any and all rights to consider this separation and release agreement for the balance of the 45-day review period; and

•
the section of this separation and release agreement titled “Release of Claims Against the Company” includes a release of any claim you might have under the Age Discrimination in Employment Act (which we call “ADEA Claims”).  For seven days after signing this separation and release agreement, you have the right to revoke your release of ADEA Claims.  To revoke your release of any ADEA Claims, you must inform the Company of your revocation within seven days of having signed this separation and release agreement.  You should fax your written revocation to the Company at 804-565-3512.  You should understand that revoking your release of ADEA Claims does not revoke your release of other claims that you have released in this separation and release agreement, nor does it affect the validity or remainder of this separation and release agreement in any way; and

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you and the Company agree that any changes that have been made to this separation and release agreement from the version originally presented to you do not extend the 45-day period you have been given to consider this separation and release agreement, whether those changes are deemed material or non-material.

IF YOU SIGN THIS DOCUMENT BELOW, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT EFFECTIVE ON THE DATE SIGNED BY THE COMPANY.

12/6/2010	/s/ Steve Glover
Date	Steve Glover

12/3/2010	/s/ Katarina Easley
Date	Insmed, Human Resources